NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on January 15, 2009, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on January 1, 2009 (New Year's Day) the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between Merrill Lynch & Co., Inc. and Bank of America Corporation became automatically effective at 12:01 a.m. on January 1, 2009 (New Year's Day). Each Depositary Share (Each representing a 1/1200th interest in a share of 6.375% Non-Cumulative Preferred Stock, Series 3) of Merrill Lynch & Co., Inc. was converted into One (1) New Depositary Share (Each representing a 1/1200th interest in a Share of Bank of America Corporation 6.375% Non-Cumulative Preferred Stock, Series 3) of Bank of America Corporation. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on January 2, 2009.